Exhibit 99.1
Dana Holding Corporation Reports Positive Net Income for 2010
and Raises Guidance for 2011
•	Reported adjusted EBITDA of $553 million and net income of $10 million on sales of $6.1 billion

•	Generated positive free cash flow for the seventh consecutive quarter

•	Secured $846 million in net new business across Dana’s four business segments

•	Initiated strategic actions to support 50-percent revenue growth by 2015

•	Raised guidance for sales and adjusted EBITDA in 2011
MAUMEE, Ohio — February 23, 2011 — Dana Holding Corporation (NYSE: DAN) today announced its full-year and fourth-quarter 2010 results. All full-year financial targets were achieved or exceeded.
Strong sales of $6.1 billion — up 17 percent over 2009 — and continued operating improvements enabled the company to post net income of $10 million for 2010, compared to a $431 million loss the prior year. Adjusted EBITDA for 2010 was $553 million, compared to $326 million the prior year.
Continued restructuring and cost-reduction actions contributed to a $124 million reduction in conversion costs in 2010 and a significant improvement in margins. Adjusted EBITDA margin reached the full-year target of 9 percent, compared to 6 percent in 2009.
The company generated full-year 2010 free cash flow of $242 million, compared to $109 million for the prior year. At December 31, 2010, Dana’s global liquidity stood at approximately $1.4 billion, and its net cash position of $187 million was significantly improved from a net debt position of $56 million at the end of 2009.
“Dana met or exceeded its 2010 targets including operational improvements, profitable growth and improved margins — with a continued focus on our strong balance sheet,” said Dana Executive Chairman and Interim Chief Executive Officer John Devine. “The entire Dana team worked together to deliver on our commitments. More remains to be done, but we have a strong foundation to keep improving top- and bottom-line results in 2011 and beyond.”
Dana secured $846 million in net new business in 2010, at margins above its cost of capital, against its goal of $650 million to $700 million. Business wins were achieved — and are expected to continue — in all markets (automotive, commercial vehicle, and off-highway) and geographic regions.

Fourth-Quarter Results
Fourth-quarter 2010 sales were $1.6 billion, up $100 million from the same period in 2009. A net loss of $14 million in the fourth quarter is improved from a net loss of $236 million a year ago. Adjusted EBITDA in the fourth quarter was $143 million.
Dana also generated $12 million of free cash flow in the fourth quarter — its seventh consecutive quarter of positive free cash flow.
Greater Financial Flexibility, Strategic Investments Provide Strong Start to 2011
Dana strengthened its capital structure last month by extending the maturities and reducing the amount of its long-term debt. Dana further strengthened its flexibility in pursuing its growth strategies by eliminating certain loan covenants.
Earlier this month, Dana signed an agreement to increase ownership of its joint venture, Dongfeng Dana Axle Co., Ltd. (DDAC), to 50 percent, pending Chinese government approval. DDAC is the sole supplier of medium- and heavy-duty axles to China’s second largest commercial vehicle manufacturer and exports to several other markets. Dana also recently completed a strategic agreement with SIFCO S.A., which positions Dana as the leading full-line supplier of commercial vehicle drivelines in South America and is expected to add approximately $350 million in annual sales. Collectively, cash outlays for these investments in China and Brazil are expected to total approximately $270 million.
In addition, Dana has put in place a robust plan to grow its global aftermarket business. The company expects to expand its aftermarket business from 15 percent of sales in 2010 to a target of 20 percent with new products and by leveraging its brands to enter new market segments.
Increased Sales and Earnings Guidance for 2011
Dana updated its assumptions and earnings guidance for 2011:
•	2011 revenues are now forecast to increase at least 17 percent over 2010 versus the previous forecast of more than 10 percent growth;

•	Adjusted EBITDA is now projected to be $740 million to $760 million versus the previous guidance of $675 million to $700 million; adjusted EBITDA as a percent of sales is still forecast to be more than 10 percent;

•	Diluted adjusted earnings per share are expected to total $1.50 to $1.60 per share compared to earlier guidance of $1.30 to $1.40 per diluted adjusted share; and

•	Free cash flow for the year is projected at more than $150 million versus the previous guidance of greater than $100 million.
Dana to Host Fourth-Quarter Conference Call at 10:30 a.m. Today
Dana will discuss its full-year and fourth-quarter results in a conference call at 10:30 a.m. EST today. Participants may listen to the audio portion of the conference call either through audio streaming online or by telephone. United States and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054, and enter conference I.D. number 41269649. Please ask for the “Dana Holding Corporation Financial Webcast and Conference Call.” Phone registration will be available starting at 10 a.m. EST. Slide viewing is available online via a link on Dana’s investor website — www.dana.com/investors.

Non-GAAP Measures
This release refers to adjusted EBITDA, which we’ve defined to be earnings before interest, taxes, depreciation, amortization, non-cash equity grant expense, restructuring expense, and other nonrecurring items (gain/loss on debt extinguishment or divestitures, impairment, etc). Adjusted EBITDA is a non-GAAP financial measure, and the measure currently being used by Dana as the primary measure of its operating segment performance. The most significant impact to Dana’s ongoing results of operations as a result of applying fresh start accounting is higher depreciation and amortization.
By using adjusted EBITDA, which is a performance measure that excludes depreciation and amortization, the comparability of results is enhanced. Management also believes that adjusted EBITDA is an important measure since the financial covenants of our primary debt agreements are based, in part, on adjusted EBITDA. Because it is a non-GAAP measure, adjusted EBITDA should not be considered a substitute for net income or other reported results prepared in accordance with GAAP. The financial information accompanying this release provides a reconciliation of adjusted EBITDA for the periods presented to the reported income (loss) from continuing operations before income taxes, which is a GAAP measure.
Diluted Adjusted EPS, another non-GAAP financial measure referenced in the slides, is derived from net income adjusted to exclude restructuring expense, amortization expense and nonrecurring items (as used in Adjusted EBITDA), net of any associated tax effects. Adjusted net income is divided by fully diluted shares, as determined in accordance with GAAP based on the adjusted earnings. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies.
Free cash flow is also a non-GAAP financial measure which we have defined as cash provided by operations (a GAAP measure) exclusive of any bankruptcy claim-related payments included therein, less capital spending. This measure is useful in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations.
Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.
About Dana Holding Corporation
Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit: www.dana.com.

Investor Contact	Media Contact
Lillian Etzkorn: 419.887.5160	Chuck Hartlage: 419.887.5123

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